UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 15, 2005

DIGIMARC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-28317	94-3342784
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

9405 SW Gemini Drive, Beaverton Oregon 97008
(Address of principal executive offices) (Zip Code)

(503) 469-4800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01               Regulation FD Disclosure

On December 15, 2005, the Board of Directors of Digimarc Corporation (“Digimarc”) approved the acceleration of vesting of Digimarc’s outstanding stock options with option exercise prices equal to or greater than $9.00. The acceleration will apply to all options outstanding as of December 31, 2005 under Digimarc’s Restated 1999 Stock Incentive Plan and 2000 Non-Officer Employee Stock Incentive Plan, except for options held by members of Digimarc’s Board of Directors.  Options to purchase an estimated 407,221 shares of Digimarc’s common stock, or approximately 5.52% of Digimarc’s total outstanding options, with a weighted average exercise price of $11.59 and varying remaining vesting schedules, are expected to be subject to this acceleration and become immediately vested and exercisable as of December 31, 2005.  Of these 407,221 options, approximately 120,972 options are held by Digimarc’s executive officers.  The closing price of Digimarc’s common stock as quoted on Nasdaq on December 15, 2005, the date of approval of the acceleration by the Board of Directors, was $6.03 per share.

As a result of this acceleration, Digimarc expects to reduce its exposure to the effects of the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R), which requires companies to recognize stock-based compensation expense associated with stock options based on the fair value method. Digimarc currently estimates a reduction in stock-based compensation expense associated with this acceleration of approximately $761,000 for fiscal year 2006, approximately $382,000 for fiscal year 2007 and approximately $169,000 for subsequent fiscal years.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2005

	By:	/s/ MICHAEL MCCONNELL
Michael McConnell
Chief Financial Officer and Treasurer